As filed with the Securities and Exchange Commission on April 28, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY FIRST, INC.
(Exact name of Registrant as specified in its Charter)

Tennessee	6712	04-3687717

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
501 S. James Campbell Blvd.
Columbia, TN 38401
(931) 380-2265
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Marc R. Lively
Chief Executive Officer
Community First, Inc.
501 S. James Campbell Blvd.
Columbia, TN 38401
(931) 380-2265
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent For Service)
Copy to:
Bob F. Thompson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐            Accelerated filer ☑           Non-accelerated filer ☐           Smaller reporting company ☐
(Do not check if smaller reporting agency)
CALCULATION OF REGISTRATION FEE

		Proposed		Amount of
Title of each class of	Amount to be	maximum offering	Proposed maximum	registration
securities to be registered	registered (1)	price per unit (2)	offering price	fee(3)
Common Stock, no par value	150,000	$30.00	$4,500,000	$176.85

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock split, stock dividends or similar transactions.

(2)	Pursuant to Rule 457, reflects the last price at which Registrant’s common stock was sold prior to the date hereof and of which the Registrant is aware

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, the Registrant offsets $83.28 of the filing fee previously paid in connection with Registration Statement No. 333-138897, as filed by the Registrant with the Securities and Exchange Commission on November 22, 2006 and amended to deregister 76,910 unsold shares on February 15, 2008, against the currently due filing fee of $176.85, and therefore pays a filling fee of $93.57 with this Registration Statement.

PROSPECTUS
DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
150,000 SHARES OF COMMON STOCK
(NO PAR VALUE PER SHARE)

     We are offering through our Dividend Reinvestment Plan (the “Plan”) to all holders of record of our Common Stock, no par value per share, the opportunity to reinvest automatically your cash dividends in additional shares of common stock and to make optional cash purchases of our common stock. Key provisions of the Plan are set forth in this Prospectus.
     The price to be paid for shares of common stock purchased under the Plan will be the then current market price for our common stock, determined as provided in the Plan. Shares issued under the Plan will be either newly issued shares or shares purchased for Plan participants in the open market (See “Purchases” and “Price”). While the common stock issued under the Plan will be freely transferable by most shareholders, there is currently no public market for our common stock. The common stock registered by the Prospectus will not be listed on The NASDAQ Global Market, the NASDAQ Capital Market or any other securities market.
     This Prospectus relates to 150,000 shares of common stock which we have registered for purchase under the Plan. We are providing this Prospectus to present and prospective participants in the Plan. You should keep this Prospectus for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CASH DIVIDENDS, OPTIONAL CASH PAYMENTS AND SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PLAN ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
The date of this Prospectus is April 28, 2008.

TABLE OF CONTENTS

PROSPECTUS	3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	11
USE OF PROCEEDS	12
Item 15. Indemnification of Directors and Officers	1
Item 16. Exhibits	2
Item 17. Undertakings	2
SIGNATURES	4
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
     The following, in question and answer form, are the provisions of the Community First, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). At times, the Plan may refer to Community First, Inc. as “Community First,” the “Company,” “we” or “us.” Those holders of Community First common stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when declared, by check or by direct deposit if the holder so chooses.
Purpose
1. What is the purpose of the Plan?
     The Plan provides record owners of Community First common stock with a simple and convenient way of investing cash dividends in shares of common stock and of investing optional cash payments in common stock, all without payment of any brokerage commissions, service charge or other expense. To the extent such shares are purchased from us, we will receive additional funds to finance our continuing operations. The Plan offers eligible holders an opportunity to invest conveniently for the long-term. The Plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. We accordingly reserve the right to refuse to allow participation in the Plan and to modify, suspend or terminate participation by otherwise eligible record owners who engage in, or who we believe may engage in, such practices or other practices we deem to be inconsistent with the purposes of the Plan or detrimental to the Plan or other participants.
Advantages
2. What are the advantages of the Plan?
     As a participant in the Plan you may:
•	Reinvest all or part of your dividends on shares of common stock automatically.

•	Invest additional cash, from $100 up to $6,250 per quarter, in common stock.

•	Avoid charges for brokerage commissions or fees on all investments or purchases under the Plan.

•	Invest the full amount of all dividends and optional cash payments since the Plan allows fractions of a share to be held under the Plan.

•	Avoid cumbersome safekeeping requirements through optional custodial services under the Plan.

•	Avoid inconvenience and expense of recordkeeping through the reporting provisions of the Plan.

Participation
3. Who is eligible to participate?
     If you are a record owner of Community First common stock, you are eligible to participate in the Plan. If you are a beneficial owner whose shares are registered in a name other than your own (for example, in the name of a broker or bank nominee) you must become an owner of record by having the number of shares as to which you wish to participate transferred into your name. You can participate with respect to all or less than all of your shares.
4. How do I join the Plan?
     If you are eligible to participate, you may join the Plan by signing an Authorization Card and returning it to Registrar and Transfer Company as follows:
Community First, Inc.
c/o Registrar and Transfer Company
Attn: Dividend Reinvestment Department
10 Commerce Drive
Cranford, New Jersey 07016
Telephone: 1-800-368-5948
Facsimile: 1-908-497-2320
Web site: www.rtco.com
Hours: 9:00 A.M. to 5:00 P.M. Eastern Time
     An Authorization Card may be obtained at any time by written request to Registrar and Transfer Company at the above address or by calling Registrar and Transfer Company.
5. When may I join the Plan?
     If you are eligible to participate, you may join the Plan at any time. When you receive your Authorization Card from Registrar and Transfer Company sign it and return it to Registrar and Transfer Company at the above address. Sign your name exactly as it appears on your Authorization Card. If the stock is owned jointly, each joint owner must sign the Authorization Card.
     If Registrar and Transfer Company receives your Authorization Card specifying reinvestment of dividends before the record date for a dividend payment, reinvestment will commence with that dividend payment. However, if Registrar and Transfer Company receives your Authorization Card on or after a dividend record date, the reinvestment of dividends through the Plan will begin with the dividend payment following the next record date.
     The record date for determining shareholders who will receive dividends is expected to precede the dividend payment date by approximately 10 days. Dividend payment dates ordinarily are on or about April 30 of each year.
     (See Questions 11, 12, 13, and 14 for information concerning the investment of optional cash payments.)
     Our ability to pay dividends is restricted by federal laws and regulations applicable to bank holding companies and by Tennessee laws relating to the payment of dividends by Tennessee corporations. These restrictions are described in more detail in the quarterly and annual reports that we file with the Securities and Exchange Commission.
     We may, in the future, choose to suspend the payment of dividends or pay dividends more frequently. During any periods in which we have suspended the payment of dividends, participants may be prohibited from making optional cash payments. If a participant has submitted an optional cash payment to us and we thereafter suspend the ability of participants to make optional cash payments prior to such payment being invested, we will return the optional cash payment that was not invested to the participant without interest. If we choose to pay dividends more frequently than once a year, participants will be allowed to reinvest theses additional dividends in accordance with the terms of this Plan.
6. What does the Authorization Card provide?
     By marking the appropriate spaces of the Authorization Card you may choose among the following investment options:
•	To reinvest automatically cash dividends on all shares registered in your name.

•	To reinvest automatically cash dividends on less than all of the shares registered in your name (a specified number of whole shares) and continue to receive cash dividends on the remaining shares.

•	To invest by making optional cash payments in any amount from $100 per payment, up to a total of $6,250 per quarter. Optional cash payments will be invested as explained under Question 11.

•	To deposit for safekeeping certificates for common stock with the Agent (as defined below) as explained under Question 19.
     Dividends on all shares purchased for your account under the Plan, whether through dividend reinvestment or optional cash payments, will be reinvested automatically in additional shares of common stock.
7. May I change my method of participation after enrollment?
     Yes. You may change your investment option at any time by signing a new Authorization Card and returning it to Registrar and Transfer Company as provided under Question 4. If you elect to participate through the reinvestment of dividends but later decide to reduce the number of shares on which dividends are being reinvested a new Authorization Card indicating a change of options must be received by Registrar and Transfer Company prior to a particular dividend record date in order to stop any unwanted reinvestment of dividends paid on that dividend payment date. If you want to terminate your participation in the Plan, see Question 19.
Agent
8. Who administers the Plan?
     Registrar and Transfer Company (the “Agent”) administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Shares purchased under the Plan will be registered in the name of the Agent or its nominee as agent for participants in the Plan.
     The Agent’s mailing address is:
Community First, Inc.
c/o Registrar and Transfer Company
Attn: Dividend Reinvestment Department
10 Commerce Drive
Cranford, New Jersey 07016
     The Agent may be reached at 1-800-368-5948. All completed Authorization Cards, requests for withdrawal, optional cash payments, requests for certificates and all other written communications regarding the Plan should be sent to the Agent at the above address (please include the name Community

First, Inc. and your Plan account number in your correspondence with the Agent).
     The Agent may at any time (1) resign by giving written notice to us, or (2) be removed by us. In the event a vacancy occurs in the office of Agent, we shall appoint a successor Agent, which may be us, one of our subsidiaries or another designated entity.
Costs
9. Are there any expenses to participants in connection with purchases under the Plan?
     No. You will incur no brokerage commissions or service charges for the purchases made under the Plan. We will pay all costs of administration of the Plan. However, if you request the Agent to sell your Plan shares, you will pay certain charges as explained under Question 17. Also, you may incur tax liability as a result of our payment of expenses in connection with open market purchases of shares for you as a Plan participant, as explained under Question 21.
Purchases
10. How many shares of common stock will be purchased for my Plan account and what is the source of shares purchased under the Plan?
     If you become a participant in the Plan, the number of shares purchased for you will depend on the amount of your dividends, optional cash payments, or both, and market prices of the common stock. The number of shares purchased for your account, including fractions computed to four (4) decimal places, will be equal to the total amount to be invested by you, divided by the purchase price per share. (See Question 12.)
     Shares purchased under the Plan will be, at our discretion, either newly issued shares or shares purchased for Plan participants in the open market, or a combination of the foregoing. Newly issued shares will be purchased directly from the Company. We will decide whether to purchase shares for Plan participants in the open market based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.
     Shares purchased under the Plan in the open market will be purchased by an agent (the “Purchasing Agent”) who normally will not be affiliated with us. The Purchasing Agent may at any time (1) resign by giving written notice to us, or (2) be removed by us. In the event a vacancy occurs in the office of Purchasing Agent, we will appoint a successor Purchasing Agent, which may be us, one of our subsidiaries or another designated entity. We may change the Purchasing Agent without notifying Plan participants.
11. When will shares of common stock be purchased under the Plan?
     When shares are purchased directly from us, purchases will be made (1) on the dividend payment date with dividends paid on, and optional cash payments received by the Agent on or before the fifth business day prior to, that dividend payment date in those months when dividends are also paid and (2) on the fourteenth day of the last month (or, if such day is not a business day, the next business day) of a fiscal quarter with optional cash payments received by the Purchasing Agent on or before the fifth business day prior to the fourteenth day of the last month of a fiscal quarter in those fiscal quarters when dividends are not paid.
     When shares are purchased in the open market, the Purchasing Agent will use dividends paid on, and optional cash payments received on or before the fifth business day prior to, a dividend payment date in those months when dividends are also paid and on or before the fifth business day prior to the fourteenth day of the last month of a fiscal quarter in those months when dividends are not paid to purchase shares in the open market as soon as practical and within 30 days after that dividend payment date or optional cash payment investment date, unless a longer period is necessary or advisable because of federal securities laws or market conditions. In the event that federal securities laws or market conditions dictate that open market purchases be delayed for longer than 30 days from the dividend date or, in quarters when a dividend is not paid, the investment date, we will return your unallocated optional cash payments to you, without interest. Such open market purchases may be made on any securities exchange or market where shares of the common stock are then traded, in the over-the-counter market or in negotiated transactions and may be subject to such terms with respect to price, delivery and other matters as the Purchasing Agent may agree to. Neither Community First, the Agent nor any Plan participant shall have the authority to direct the time, price or manner of such open market purchases, or the selection of the broker or dealer through or from whom purchases are to be made, all of which are in the sole discretion of the Purchasing Agent.
Price
12. At what price will shares of common stock be purchased under the Plan?
     Common stock will be purchased under the Plan from us at a price per share equal to the then current market price for the common stock which is defined as the last known sale price for the Company’s common stock on or prior to the applicable investment date of which the Company is aware, or such other price as our board of directors shall reasonably determine.
     The price to you of shares purchased in the open market for your Plan account will be the weighted average price of common stock purchased in the open market for all Plan participants in respect of a particular dividend payment or investment date. For the purpose of making purchases, the Agent or Purchasing Agent, as the case may be, will commingle each participant’s funds with those of all other holders of Community First common stock who are participants in the Plan. The price per share of shares purchased for each participant’s account shall be the average price of all shares purchased with the funds available from that dividend and any optional cash payments being concurrently invested. The Agent will hold the total shares purchased in the market for all participants in its name or the name of its nominee and will have no responsibility for the value of such shares after their purchase.
Optional Cash Payments
13. Who is eligible to make optional cash payments and how does a participant make optional cash payments?
     Record owners of common stock who have submitted a signed Authorization Card are eligible to make optional cash payments. However, you may not make optional cash payments unless you also reinvest dividends on common stock registered in your name. After an Authorization Card has been received by Registrar and Transfer Company, optional cash investments may be made by mailing to Registrar and Transfer Company at the address set forth in Question 4 above a check together with a properly executed cash payment form which will accompany the statement of account sent to participants. Your check should be made payable to “Registrar and Transfer Company” (be sure to include the name of Community First and your Plan account number on your check). Do not send cash. Checks drawn against non-United States banks must have the United States currency imprinted on such checks. Quarterly optional cash investments must be received no later than five (5) business days prior to a dividend payment date in those months when a dividend is paid and no later than five (5) business days prior to the fourteenth day of the last month in a fiscal quarter in those fiscal quarters in which a dividend is not paid and checks or other drafts must clear prior to such investment date, for an optional cash investment to be invested on such investment date. Optional cash investments received thereafter will be reinvested as of the next following investment date.
     In the event that any check is returned unpaid for any reason, Registrar and Transfer Company will consider the request for investment of such optional cash investment void and shall immediately remove from the participant’s account shares of common stock, if any, purchased upon the prior credit of such money. In addition, you will be charged a returned check fee by the Agent. Registrar and Transfer Company shall thereupon be entitled to sell such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts,

Registrar and Transfer Company shall be entitled to sell such additional shares from the participant’s account to satisfy the uncollected balance.
     Any optional cash payment received from you on or before the fifth business day prior to a dividend payment date in those months in which a dividend is paid, or on or before the fifth business day prior to the fourteenth day of the last month in a fiscal quarter in those fiscal quarters in which a dividend is not paid, will be applied to the purchase of common stock for your Plan account on that dividend payment date or investment date, as the case may be, if such common stock is purchased from the Company and as soon as practical (as explained under Question 11) after that dividend payment date or investment date, as the case may be, if such common stock is purchased in the open market.
     If you choose to make optional cash payments, dividends on shares purchased with optional cash payments will be reinvested automatically. (See Question 16.)
     You may make an initial optional cash payment when you join the Plan by enclosing a check with the Authorization Card, if the Authorization Card is received by the Agent on or before the fifth business day prior to the next dividend payment date or investment date, as the case may be. You must return your check along with the Authorization Card. Thereafter, you may make optional cash payments through the use of cash payment forms sent to you with statements of your account as described above.
     WE RECOMMEND THAT YOU SEND OPTIONAL CASH PAYMENTS SO THEY WILL BE RECEIVED SHORTLY BEFORE A DIVIDEND PAYMENT DATE IN THOSE MONTHS IN WHICH A DIVIDEND IS PAID OR THE FOURTEENTH DAY OF THE LAST MONTH IN A FISCAL QUARTER IN THOSE FISCAL QUARTERS IN WHICH A DIVIDEND IS NOT PAID, BUT BEFORE THE FIFTH BUSINESS DAY PRIOR TO THE NEXT DIVIDEND DATE OR INVESTMENT DATE, AS THE CASE MAY BE. PLEASE DO NOT SEND CASH PAYMENTS FOR FISCAL QUARTERS IN WHICH A DIVIDEND IS NOT PAID ANY EARLIER THAN THIRTY DAYS PRIOR TO THE FOURTEENTH DAY OF THE PRIOR MONTH. NO INTEREST WILL BE PAID ON THESE PAYMENTS. YOU MAY OBTAIN THE RETURN OF ANY OPTIONAL CASH PAYMENT BY WRITTEN REQUEST RECEIVED BY THE AGENT AT LEAST 48 HOURS BEFORE THE NEXT DIVIDEND PAYMENT DATE OR OPTIONAL CASH INVESTMENT DATE, AS THE CASE MAY BE.
14. What are the limitations on making optional cash payments?
     You may not make optional cash payments unless you also reinvest dividends on common stock registered in your name. The Agent must receive your optional cash payment on or before the fifth business day before a dividend payment date in those months in which a dividend is paid and on or before the fifth business day before the fourteenth day of the last month in a fiscal quarter in those fiscal quarters in which a dividend is not paid. You do not need to send the same amount of money each time, and you are under no obligation to make an optional cash payment at any time. Any optional cash payments you wish to make must not be less than $100 per payment, nor may your payments aggregate more than $6,250 in any quarter.
Reports to Participants
15. What reports will be sent to participants in the Plan?
     As soon as practicable after (i) receipt by the Agent of any optional cash payment; or (ii) each purchase you will receive a statement of your account showing amounts invested, purchase prices, shares purchased and other information for the year to date. This statement will provide a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, you will receive, or be entitled to receive, copies of the same communications sent to every other holder of common stock, including our annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

Dividends
16. Will I be credited with dividends on shares held in my account under the Plan?
     Yes. The Agent will receive dividends (less the amount of any tax withheld) for all Plan shares held on the dividend record date and credit them to participants’ accounts on the basis of full shares and fractions of a share (rounded to four decimal points) credited to those accounts on that record date. Such dividends received will be reinvested automatically in additional shares of common stock as a dividend reinvestment. (See Question 12.)
Certificates
17. Will certificates be issued for shares of common stock purchased under the Plan?
     Certificates for shares of common stock purchased under the Plan will not be issued to you unless you request them. All shares credited to your account under the Plan will be issued to the Agent or its nominee, as your agent. The number of shares credited to your account will be shown on your statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of fractional shares and reduces the costs to be borne by us.
     A certificate for any number of whole shares credited to your account under the Plan will be issued on your written request, and the shares represented by that certificate will be withdrawn from your account. Your written request should be mailed to the Agent. Any remaining full shares and fractions of a share will continue to be credited to your account. If you have authorized the reinvestment of dividends on all shares registered in your name, dividends on shares represented by the certificate issued to you will continue to be reinvested. Otherwise, dividend reinvestment will continue with respect to the number of shares registered in your name specified for dividend reinvestment on your Authorization Card. Certificates for fractions of a share will not be issued under any circumstances. (See Question 20.)
     You may not pledge shares credited to your account. If you wish to pledge the whole shares credited to your account, you must request that certificates for those shares be issued in your name.
     Accounts under the Plan are maintained in the name in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued to you.
18. How may you sell your shares of Common Stock?
     You can sell your shares of common stock held under the Plan in either of two ways. First, you may request a certificate(s) for the number of your full shares and arrange for the sale of these shares through a broker-dealer of your choice. The Agent will send you a check for any fractional shares held in your account. The price for the fractional shares may be determined by the Agent by either (i) selling shares on the open market through an unaffiliated, registered broker-dealer; or , (ii) by using the closing price of the common stock on any listing exchange or as quoted by a registered broker-dealer on the date of the request.
     Alternatively, but, only at times when Community First’s common stock is then listed on a national securities exchange, you may request the Agent to sell for you some or all of the shares credited to your account under the Plan. The sale will be made for your account through a registered broker-dealer selected by the Agent that is independent of, and not affiliated with, the Agent and will be made as soon as practicable after receipt by the Agent of your request but in no event later than ten (10) business days. If the Agent is unable to sell your shares within ten (10) days you will be notified that the sale has not been accomplished, and you will be able to request that certificates for your shares be issued to you in accordance with the previous paragraph. If the Agent is able to arrange for the sale of your shares, you will receive the proceeds of the sale, less any related brokerage commission, a $15.00 per transaction Agent’s fee and transfer tax. The amount of the brokerage commission will vary depending on the broker-dealer selected and other factors. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the average sale price of all shares sold, less your pro rata share of brokerage commissions and other costs of sale. If the proceeds of the sale are insufficient to cover the transaction fee, you will not receive a check, but you will not be billed any additional amount. Participants cannot set any price limits or other restrictions for the sales.
     Participants selling shares through the Plan should be aware that the common stock price may fluctuate during the period between a request for sale, its receipt by the Agent and the ultimate sale in the open market, if any. This risk should be evaluated by the participant and the risk of a price decline is borne solely by the participant. The net proceeds will be mailed after the settlement of funds from the brokerage firm selected by the Agent.

**	Medallion Signature Guarantee required for sale requests of $10,000 or higher.
19. May I deposit certificates for shares of common stock with the Agent?
     If you are a record holder of certificates for common stock, you may send the unendorsed certificates to the Agent at the address set forth under Question 4 and have them held for safekeeping by the Agent. The method of delivery of your certificates is at your election and at your risk. We recommend that you send certificates by registered mail. You may send your certificates to the Agent when you join the Plan by enclosing your certificates and the completed safekeeping transmittal form with the Authorization Card. If you are already a participant in the Plan and wish to have your certificates held by the Agent, you should mail the certificates along with the completed safekeeping transmittal form to the Agent. Additional forms may be obtained by written request to the Agent at the address set forth under Question 4 or by calling the Agent at 1-800-368-5948. Dividends on all shares represented by certificates deposited with the Agent will be reinvested automatically in additional shares of common stock pursuant to the Plan.
Termination of Participation
20. How do I terminate participation in the Plan?
     You may at any time terminate your participation in the Plan by notifying the Agent in writing. If your notice of termination is received on or after the record date for the next dividend, that dividend will be reinvested for your account, but all subsequent dividends on those shares will be paid to you in cash in the event that it is a cash dividend. If you elect to terminate your participation in the Plan, any optional cash payment received by the Agent before it receives your notice of termination will be invested for your account unless you specifically request return of the payment by written request received by the Agent at least 48 hours prior to the next dividend payment date in those months in which a dividend is paid and at least 48 hours prior to the fourteenth day of the last month in a fiscal quarter in those fiscal quarters in which a dividend is not paid.
     If you terminate your participation in the Plan or if we terminate the Plan, certificates for whole shares credited to your account under the Plan will be issued to you and a cash payment will be made for any fraction of a share. The cash payment will be based on the last known sale of the Company’s common stock on the day the notice of termination is received by the Agent or on the next day trading in the common stock is open if it is closed when the notice is received. However, if upon termination you prefer to receive cash for all your Plan shares, you may request the Agent to sell your shares as explained under Question 17.
Other Information
21. What are the federal income tax consequences of participation in the Plan?
     Under Internal Revenue Service rulings in connection with similar plans, dividends which you reinvest in additional shares of common stock under the Plan will be treated for federal income tax purposes as having been received by you as a dividend. Under these rulings, an amount equal to the fair market value on the dividend payment date of shares acquired from Community First with reinvested dividends on that date will be treated as a dividend paid to you which must be included in your gross income. When the Purchasing Agent purchases shares for your Plan account in the open market with reinvested dividends, you must include in gross income a dividend equal to the actual price paid by the Purchasing Agent for those shares.
     The Internal Revenue Service has issued a letter ruling which held that brokerage commissions and service charges paid by a corporation in connection with the open market purchase of shares pursuant to a dividend reinvestment plan are includible in the gross income of participants in that plan. To the extent that ruling is a correct interpretation of the law and applicable to the Plan, when shares are purchased for your Plan account in the open market, you must include in your gross income a dividend equal to that portion of any brokerage commissions and service charges paid by us which are attributable to the purchase of such shares. Any such service charges (but not brokerage commissions) included in income would be deductible by participants who itemize deductions, subject to certain other limitations thereon.
     You will not realize any taxable income when you receive certificates for whole shares credited to your account, either upon your request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize tax gain or loss (which, for most participants, will be capital gain or loss) when whole shares acquired under the Plan are sold or exchanged — either by the Agent at your request or by you. (See Questions 17 and 19.) You also will recognize gain or loss when you receive a cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount which you receive for your shares or fractional share and the tax basis thereof.
     Under the rulings referred to above, the tax basis of shares acquired from Community First under the Plan by reinvestment of dividends will be equal to the fair market value of the shares on the dividend payment date on which the shares are purchased for your Plan account. The tax basis of shares acquired by the Purchasing Agent in the open market with reinvested dividends will be the purchase price thereof paid by the Purchasing Agent plus an allocable share of any brokerage commissions paid by Community First. The tax basis of shares purchased with an optional cash payment will be the amount of such optional cash payment plus allocable brokerage commissions. The holding period of shares of common stock acquired under the Plan, whether purchased with dividends or optional cash payments, will begin on the day following the date as of which the shares are purchased for you.
     The federal tax laws impose certain reporting obligations upon brokers and other middlemen. As a result, the Agent will be required to report to the Internal Revenue Service and you any sales of common stock by the Agent for your Plan account. If your dividends become subject to the backup withholding tax of the tax laws, dividends reinvested for you under the Plan will be reduced by the amount of tax required to be withheld.
     The foregoing is only an outline of our understanding of some of the applicable federal tax provisions. For further information as to the tax consequences of participation in the Plan, including state, local and foreign tax consequences and any future changes in applicable law or interpretations thereof, you should consult with your own tax advisors.
22. What happens if I as a Plan participant sell a portion of the shares of common stock registered in my name?
     If you have authorized the reinvestment of dividends on all shares registered in your name and then dispose of a portion of those shares, the dividends on the remaining shares will continue to be reinvested.
     If you have authorized the reinvestment of dividends on part of the shares registered in your name and then dispose of a portion of those shares, the dividends on the lesser of (1) the shares with respect to which reinvestment of dividends was originally authorized, or (2) all of the remaining shares, will continue to be reinvested.

23. What happens when I as a Plan participant sell or transfer all of the shares held by me in certificated form?
     If a participant disposes of all or a portion of the shares of common stock for which such participant holds certificates without disposing of shares in the Plan account, the Agent will continue to reinvest dividends on shares of common stock credited to such participant’s Plan account in additional shares unless and until a written request to withdraw such shares from the participant’s Plan account is received by the Agent.
24. What happens if Community First has a rights offering?
     If we have a rights offering in which separately tradable and exercisable rights are issued to registered holders of shares of common stock, the rights attributable to whole shares of common stock held in a participant’s account will be transferred to the participant as promptly as practicable after the rights are issued. Rights attributable to fractional shares will be sold, and the proceeds therefrom will be treated as an optional cash investment. Rights attributable to shares of common stock registered in the participant’s own name will be treated in the same manner as rights attributable to the shares of common stock of nonparticipants.
25. What happens if the Company issues a stock dividend or declares a stock split?
     Any stock dividends or split shares distributed by us on shares of common stock credited to your account under the Plan will be added to your account. Stock dividends or split shares distributed on shares of common stock registered in your name will also be credited to your Plan account if you participate in the Plan.
26. How will shares in my Plan account be voted at meetings of shareholders?
     You will receive a proxy indicating the total number of your shares of common stock, including shares of common stock registered in your name and shares of common stock credited to your account under the Plan.
     If your proxy is returned properly signed and marked for voting, all the shares covered by the proxy — those registered in your name and those credited to your account under the Plan — will be voted as marked.
     If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all of your shares — those registered in your name and those credited to your account under the Plan — will be voted in accordance with the recommendations of the board of directors of Community First. If the proxy is not returned, or if it is returned unsigned or improperly signed, your shares may be voted only if you vote in person.
27. What is the responsibility of Community First, the Agent and the Purchasing Agent under the Plan?
     The Agent and the Purchasing Agent have had no responsibility with respect to the preparation and contents of this Plan. Neither Community First, the Agent nor the Purchasing Agent, in administering the Plan, will be liable for any act done in good faith, or for any good faith omissions to act, including, without limitation, (1) any claims of liability arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of the death, (2) with respect to the prices at which shares are purchased for participant accounts and the time such purchases are made and (3) with respect to any fluctuation in the market value of the common stock.

     Neither Community First, the Agent nor the Purchasing Agent can assure any participant of a profit or protect any participant against a loss on the shares purchased by him or her under the Plan.
28. Who regulates and interprets the Plan?
     We reserve the right to interpret and regulate the Plan as we deem necessary or desirable with the assistance of the Agent.
29. May the Plan be amended, suspended or terminated?
     We may amend, suspend or terminate the Plan at any time or times. Appropriate notice of such action will be mailed to each participant at his or her last address of record. Any such amendment may include the appointment by us in Registrar and Transfer Company’s place and stead of a successor company organized under the laws of the United States or any state thereof under the terms and conditions of the Plan, in which event we are authorized to pay such successor agent for the account of the participants, all dividends and distributions payable on the shares of common stock held by any participants for application by the successor agent as provided under the Plan.
30. May the Plan be changed or discontinued?
     We reserve the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination will be mailed to all participants at a participant’s last address of record.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 to register the common stock to be issued under the Plan. As allowed by Commission rules, this Prospectus does not contain all the information you can find in the registration statement or the exhibits thereto. The registration statement, including its exhibits and schedules, contains additional relevant information about us and our common stock. This Prospectus is a part of the registration statement.
     In addition to filing the registration statement with the Commission, we also file annual, quarterly and current reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy the information at the public reference rooms of the Commission at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.
     Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are also available to the public at the Commission’s web site at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this Prospectus. In addition, information that we file later with the Commission will automatically update and supersede the information in this Prospectus and incorporated by reference.
     We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we no longer issue securities under the Plan:
1.	Our Annual Report on Form 10-K for the year ended December 31, 2007; and

2.	Our Current Reports on Form 8-K filed January 4, 2008 and January 10, 2008.
     Notwithstanding the foregoing, information furnished under Items 9 and 12 of our Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus or Registration Statement to which this Prospectus relates.
     We will promptly furnish you, at no cost, a copy of any and all of the information that we have incorporated by reference in this Prospectus (without exhibits, unless such exhibits are specifically incorporated by reference) upon your telephone or written request to Dianne Scroggins, Community First, Inc., 501 South James Campbell Boulevard, Columbia, Tennessee, 38401 (931) 380-2265.
USE OF PROCEEDS
     We do not know either the number of shares that will ultimately be purchased under the Plan or the prices at which the shares will be sold, and therefore we cannot determine how the proceeds will be used. We intend to add the net proceeds of sales under the Plan of these shares to our general funds to be available for general corporate purposes.

INDEMNIFICATION
     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.
     Our charter and bylaws provide that we shall to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect or hereafter adopted, indemnify and advance expenses to each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee or in any other capacity while serving as a director, officer or employed.
     Our bylaws also provide that the indemnification rights contained in the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders, disinterested directors, or otherwise.
     We believe that our charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.
     Our charter and bylaws also allow us to purchase and maintain insurance to protect our directors, officers, agents and employees against any liability asserted against them or incurred by them. The insuring of the directors, officers, agents and employees is permitted whether or not we would have the power to indemnify that director, officer, agent or employee under our charter or the terms of the Tennessee Business Corporation Act.
PLAN OF DISTRIBUTION
     The shares of common stock sold under the Plan are being distributed directly by us rather than through an underwriter, broker or dealer. There will be no brokerage commissions or other fees charged to participants in connection with the purchase of shares under the Plan.
LEGAL OPINION
     The validity of the shares of common stock offered under the Plan has been passed upon for us by Bass, Berry & Sims PLC.

EXPERTS
     The consolidated financial statements of Community First, Inc. and subsidiaries appearing in our Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of Community First’s internal control over financial reporting as of December 31, 2007, have been audited by Crowe Chizek and Company LLC, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

COMMUNITY FIRST, INC.
DIVIDEND REINVESTMENT PLAN
COMMON STOCK
(NO PAR VALUE PER SHARE)

PROSPECTUS

DATED April 28, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration fee	$93.57
Legal fees*	7,500.00
Accounting Fees*	2,500.00
Printing Expenses*	4,000.00
Miscellaneous*	2,500.00

Total*	$16,593.57

*	Estimated
Item 15. Indemnification of Directors and Officers
     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.
     The Registrant’s charter and bylaws provide that the Registrant shall to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect or hereafter adopted, indemnify and advance expenses to each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee or in any other capacity while serving as a director, officer or employed.
     The Registrant’s bylaws also provide that the indemnification rights contained in the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders, disinterested directors, or otherwise.
     The Registrant believes that its charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

     The Registrant’s charter and bylaws also allow it to purchase and maintain insurance to protect its directors, officers, agents and employees against any liability asserted against them or incurred by them. The insuring of the directors, officers, agents and employees is permitted whether or not the Registrant would have the power to indemnify that director, officer, agent or employee under its charter or the terms of the Tennessee Business Corporation Act.
Item 16. Exhibits

Exhibit No.	Exhibit Description

4.1	Amended and Restated Charter of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2005).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2005).

5	Opinion of Bass, Berry & Sims PLC.

23.1	Consent of Crowe Chizek and Company LLC.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

24	Power of Attorney (included at pages II-4 and II-5)
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Tennessee, on this 24th day of April, 2008.

COMMUNITY FIRST, INC.

Date: April 28, 2008	By:	/s/ Marc R. Lively Marc R. Lively President and Chief Executive Officer
SIGNATURE PAGE AND POWER OF ATTORNEY
     Know all men by these presents, that each person whose signature appears below constitutes and appoints Marc R. Lively and Dianne Scroggins (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eslick Ewing Daniel, M.D.	Chairman of the Board of Directors	April 28, 2008
Eslick Ewing Daniel, M.D.

/s/ Marc R. Lively	President and Chief Executive Officer	April 28, 2008
Marc R. Lively	and Director

Signature	Title	Date

/s/ Dianne Scroggins	Chief Financial Officer	April 28, 2008
Dianne Scroggins

/s/ Fred C. White	Director	April 28, 2008
Fred C. White

/s/ Roger Witherow	Director	April 28, 2008
Roger Witherow

/s/ Bernard Childress	Director	April 28, 2008
Bernard Childress

/s/ Stephen Walker	Director	April 28, 2008
Stephen Walker

/s/ Randy Maxwell	Director	April 28, 2008
Randy Maxwell

/s/ H. Allen Pressnell, Jr.	Director	April 28, 2008
H. Allen Pressnell, Jr.

/s/ Dinah C. Vire	Director	April 28, 2008
Dinah C. Vire

/s/ Vasant Hari	Director	April 28, 2008
Vasant Hari

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.3	Amended and Restated Charter of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2005).

4.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2005).

5	Opinion of Bass, Berry & Sims PLC.

24.1	Consent of Crowe Chizek and Company LLC.

24.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

25	Power of Attorney (included at pages II-4 and II-5)